Exhibit 5.4

Chase Tower, Eighth Floor P.O. Box 1588 Charleston, WV 25326-1588 (304) 353-8000 (304) 353-8180 Fax www.steptoe-johnson.com	Writer’s Contact Information

November 20, 2015

CONSOL Energy Inc.

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Re:	CONSOL Energy Inc. Exchange Notes due 2023 Offering

Ladies and Gentlemen:

We have acted as special (i) Ohio counsel regarding the entity set forth on Schedule A attached hereto (collectively, the “Ohio Guarantor”), and (ii) West Virginia counsel regarding the entities set forth on Schedule B attached hereto (collectively, the “West Virginia Guarantors” and, together with the Ohio Guarantor, the “Guarantors”), to CONSOL Energy Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) $500,000,000 aggregate principal amount of its 8.000% Senior Notes due 2023 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 8.000% Senior Notes due 2023. The Exchange Notes will contain guarantees (the “Guarantees”) by the Guarantors and certain other subsidiaries of the Company (collectively, the “Subsidiary Guarantors”). The Exchange Notes and the Guarantees are being issued pursuant to an indenture, dated March 30, 2015 (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Each capitalized word or phrase used herein and not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

For the purposes of this limited opinion, we have examined the following:

A.	the Registration Statement;

B.	the Indenture;

C.	the form of Exchange Notes;

D.	the Guarantees; and

E.	the Secretary’s Certificate of the Company on behalf of the Guarantors, including the Ohio Guarantor and the West Virginia Guarantors, dated as of the date hereof.

West Virginia ● Ohio ● Kentucky ● Pennsylvania ● Texas ● Colorado

November 20, 2015 Page 2

For the purposes of the limited opinions given herein, we have examined such matters of fact and questions of Ohio and West Virginia law, respectively, as we have considered appropriate for the purposes of this letter. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Ohio Guarantor and the West Virginia Guarantors, respectively, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Ohio Guarantor and the West Virginia Guarantors, respectively, and such other documents as we have deemed necessary or appropriate as a basis for the limited opinions set forth below. In our examination, we have assumed: the legal capacity of all natural persons; the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of all such copies; the accuracy of all material factual matters contained in all such documents; the delivery of all such documents for good and valuable consideration actually received by the parties thereto; that the execution, delivery and performance of all such documents by parties other than the Ohio Guarantor and the West Virginia Guarantors does not contravene or conflict with the charter or bylaws of any party thereto, does not contravene or conflict with any contractual obligation by which any party thereto may be bound, and does not contravene the laws or any governmental rule or regulation of any jurisdiction; that the execution, delivery and performance of all such documents by the Ohio Guarantor or the West Virginia Guarantors does not contravene or conflict with any contractual obligation to which the Ohio Guarantor or any West Virginia Guarantor, respectively, may be bound and does not contravene the laws or any governmental rule or regulation of any jurisdiction other than Applicable Law (as defined below); and that all written and oral representations, certificates, documents, instruments, records and other writings dated prior to or on the date hereof upon which we have relied continue to remain accurate in all material respects as of the date hereof; and with respect to documents reviewed by us, we have assumed, without verification, the completeness and accuracy of the factual matters contained therein, the capacity of the persons or entities executing such documents, and that all necessary persons or entities have executed such documents.

For purposes of our opinion in paragraphs number 1 and number 2 below regarding the good standing of the Ohio Guarantor and the West Virginia Guarantors, respectively, we have relied solely and exclusively upon certificates of Ohio or West Virginia public officials, and such opinion is not intended to provide or state any conclusion or assurance beyond that conveyed in such certificates.

We are opining herein only as to the effect on the subject transaction of the laws of the State of Ohio with respect to the Ohio Guarantor and the laws of the State of West Virginia with respect to the West Virginia Guarantors; and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of federal law, municipal law, or the laws of any local agencies within any state. We herein express no opinion with respect to any issues or matters addressed or stated in those letters of other counsel; and, to the extent elements of those opinions are necessary to the opinions expressed herein we have, with your consent, relied upon and assumed the correctness of such elements of those opinions.

As used herein “any governmental or regulatory authority or agency” means any court, regulatory body, administrative agency or governmental body having jurisdiction over the Ohio Guarantor or the West Virginia Guarantors, respectively, under Applicable Law (as defined below).

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Our opinions are expressly subject to:

(a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any legal proceeding may be brought;

(c) judicial decisions which indicate that public policy may render unenforceable provisions respecting payment of costs and expenses of enforcement, including, without limitation, attorneys’ fees and court costs; and

(d) the possibility that the enforceability of remedial, waiver and other provisions that may be subject to the exercise of judicial discretion.

We express no opinion as to any of the following:

(a) the accuracy or completeness of any financial, accounting or statistical information furnished by the Guarantors to any third party;

(b) the financial status or condition of any of the Guarantors;

(c) each Guarantor’s ability to perform its obligations under the Indenture other than as specifically opined herein; and

(d) the accuracy or completeness of any representations made by the Guarantors other than as specifically opined herein.

Based upon and subject to the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Ohio Guarantor is validly existing and in good standing (or its equivalent status) under the laws of the State of Ohio, has the company power and authority to enter into and perform its obligations under the Guarantees.

2. Each West Virginia Guarantor is validly existing and in good standing (or its equivalent status) under the laws of the State of West Virginia, has the corporate or other applicable power and authority to enter into and perform its obligations under the Guarantees.

3. The execution and delivery of the Guarantees by the Ohio Guarantor and each West Virginia Guarantor and the performance by the Ohio Guarantor and each West Virginia Guarantor of its respective obligations thereunder (a) will not result in any violation of the provisions of the charter or bylaws (or other applicable governance documents) of the Ohio Guarantor or any West Virginia Guarantor, respectively, and (b) will not result in any violation of any Applicable Law. For purposes of this letter, “Applicable Law” means those laws, rules and regulations of the State of Ohio as relates to the Ohio Guarantor and the State of West Virginia as relates to the West Virginia Guarantors.

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The opinions expressed herein are being furnished as of the date hereof and are limited to laws in effect as of the date hereof with no obligation or duty to update or supplement these opinions for events or changes in law occurring after the date of this letter. The opinions expressed herein are limited to the matters expressly set forth herein, and no opinion may be implied or inferred beyond the specific language and scope so stated, and no opinion herein may be relied upon to state, directly or indirectly, any general principle of law applicable to transactions of this kind in general.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Latham & Watkins LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes and the Guarantees, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very Truly Yours,

/s/ Steptoe & Johnson PLLC
Steptoe & Johnson PLLC

SCHEDULE A

The Ohio Guarantor

(the “Ohio Guarantor”)

CONSOL OF OHIO LLC, an Ohio limited liability company

SCHEDULED B

The West Virginia Guarantors

(each, a “West Virginia Guarantor”, collectively, the “West Virginia Guarantors”)

AMVEST WEST VIRGINIA COAL, L.L.C., a West Virginia limited liability company;

BRAXTON-CLAY LAND & MINERAL, INC., a West Virginia corporation;

CNX WATER ASSETS LLC (formerly CONSOL OF WV LLC), a West Virginia limited liability company;

FOLA COAL COMPANY, L.L.C. d/b/a Powellton Coal Company, a West Virginia limited liability company;

LITTLE EAGLE COAL COMPANY, L.L.C., a West Virginia limited liability company;

TERRA FIRMA COMPANY, a West Virginia corporation;

TERRY EAGLE COAL COMPANY, L.L.C., a West Virginia limited liability company;

TERRY EAGLE LIMITED PARTNERSHIP, a West Virginia limited partnership;

VAUGHAN RAILROAD COMPANY, a West Virginia corporation; and

WINDSOR COAL COMPANY, a West Virginia corporation.